EXHIBIT 99.1

For Immediate Release

Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Pauline Mohler 479-277-0218

Walmart Appoints Brett Biggs New Chief Financial Officer

Charles Holley to retire as CFO Dec. 31, 2015 after serving the company for over 20 years

BENTONVILLE, Ark., Oct. 9, 2015 -- Wal-Mart Stores, Inc. (NYSE: WMT) today announced that Brett Biggs, 47, will succeed Charles Holley, who has elected to retire as the company's chief financial officer. The change will be effective Dec. 31, 2015, and Holley will stay on until Jan. 31, 2016, to help with the transition. Holley, 59, has served as Walmart’s executive vice president and chief financial officer since December 2010.
“Brett is a strong leader whose broad experience uniquely qualifies him to lead our finance and strategy areas,” said Walmart President and Chief Executive Officer Doug McMillon. “Having had a variety of important roles in all three of Walmart’s business segments, Brett is well prepared. He thoroughly understands Walmart’s operations, how we intend to compete in a dynamic and changing retail environment and how we can best serve customers, associates and shareholders.”
McMillon continued: “Charles has overseen our global finance and strategy areas during a period of immense company growth and change. He has been instrumental in shaping Walmart’s strong financial position while driving significant shareholder returns. One of Charles’ strengths is also talent development and succession planning. Under his leadership, Walmart’s finance function has transformed into a best in class organization that is both strong and deep, highlighted by today’s appointment of Brett as our new CFO.”
Biggs will report to McMillon. Since January 2014, Biggs has served as executive vice president and chief financial officer of Walmart International, where he is responsible for international strategy and finance activities, including business planning and analysis, financial services, and support for real estate and mergers and acquisitions.
Prior to his current role, Biggs served as chief financial officer of Walmart U.S. from January 2012 until January 2014, and as senior vice president, Sam’s Club Operations, from September 2010 until January 2012. Previously, he served in a variety of roles since joining the company in 2000, including senior vice president and chief financial officer of Sam’s Club, senior vice president corporate finance and assistant treasurer, and senior vice president, international strategy and mergers and acquisitions. Before Walmart, Biggs worked at Leggett & Platt, Incorporated on its mergers and acquisitions team. Prior to that, he was an accountant at Phillips Petroleum Company, now ConocoPhillips, and an auditor at PricewaterhouseCoopers LLP. Biggs is a certified public accountant.
Holley joined Walmart in 1994 and in his role as CFO held responsibility for accounting and controls, corporate strategy and development, business planning and analysis, internal auditing, treasury, tax and investor relations. He also held roles as executive vice president, finance and treasurer; chief risk officer; senior vice president of finance over accounting, tax, financial reporting and investor relations; Controller; and several roles in Walmart International, including CFO. Before Walmart, Holley worked for Tandy Corporation (now Radio Shack) as managing director for its European Memorex division and served as director of finance for its international operations.

About Walmart
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, we serve nearly 260 million customers who visit our 11,532 stores under 65 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2015 revenue of $486 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

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